EX-FILING FEES

Calculation of Filing Fee Table

424(b)(2)1

(Form Type)

Kabushiki Kaisha Mitsubishi UFJ Financial Group

(Exact Name of Registrant as Specified in Its Charter)

Mitsubishi UFJ Financial Group, Inc.

(Translation of Registrant’s Name into English)

TABLE 1—NEWLY REGISTERED AND CARRY FORWARD SECURITIES

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	$400,000,000 Senior Callable Floating Rate Notes due September 12, 2025	Rule 457(r)	$400,000,000	100.000%	$400,000,000	0.0000927	$37,080

Fees to Be Paid	Debt	$2,000,000,000 5.063% Senior Callable Fixed-to-Fixed Reset Rate Notes due September 12, 2025	Rule 457(r)	$2,000,000,000	100.000%	$2,000,000,000	0.0000927	$185,400

Fees to Be Paid	Debt	$1,250,000,000 5.354% Senior Callable Fixed-to-Fixed Reset Rate Notes due September 13, 2028	Rule 457(r)	$1,250,000,000	100.000%	$1,250,000,000	0.0000927	$115,875

Fees to Be Paid	Debt	$750,000,000 5.472% Senior Callable Fixed-to-Fixed Reset Rate Notes due September 13, 2033	Rule 457(r)	$750,000,000	100.000%	$750,000,000	0.0000927	$69,525

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$4,400,000,000		$407,880

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$407,880

[1]	Final prospectus supplement